[LOGO]                            GS S/ARRAY
SPECTRIAN                          TECHNOLOGY

                             MANUFACTURING AGREEMENT

                                   Revision 98

This MANUFACTURING AGREEMENT (hereinafter referred to as "Agreement") is made and entered into as of the date that the last signature below is affixed (hereinafter "Effective Date"), by and between GSS/ARRAY Technology (hereinafter "Seller"), having a principal place of business at 94 Moo 1, High-Tech Industrial Estate, Banland, Bang pa-in, Ayudhaya, 13160, Thailand, and Spectrian, having a principal place of business at 350 West Java Drive, Sunnyvale, CA. 94089 (hereinafter "Buyer").

WITNESSETH:

WHEREAS,  Buyer  desires  to  manufacture  and  sell  Products,   which  include
subassemblies and components (hereinafter "Products"); and

WHEREAS, Buyer desires to have manufactured and to purchase such Products further described in Exhibit A and as mutually agreed upon by both parties from time to time in accordance with Section 3.2; and

WHEREAS,  Seller  is in  the  business  of  providing  electronic  manufacturing
services  of  high  technology   electronic  equipment  and  Seller  desires  to
manufacture such products further described in Exhibit A;

NOW THEREFORE, in consideration of the premises and undertakings hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


1.0 TERM

The term of this Agreement shall commence upon the Effective Date, and shall continue for twelve (12) months, shall automatically renew for another 12-month period unless either party gives the other party 30 (thirty) days written notice of its intent not to renew this Agreement or until either party gives thirty
(30) days advance notice of its intent to terminate pursuant to section 11.0, or until all the products are delivered by the Seller.


2.0 TERMS OF SALE

2.1     Orders.

During the term of this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Products as identified in Exhibit A. It is contemplated that the ordering of Products shall be by means of individual purchase orders and amendments, which are issued from time to time by Buyer. Each purchase order shall specify the quantity, model number and description of Products to be purchased. Upon acceptance by Seller, each purchase order shall constitute a firm and binding contract, consisting of the terms of: (1) this
Agreement, (2) exhibits to this Agreement, (3) any terms conspicuously typewritten on the face of the purchase order that are not inconsistent with the terms of this Agreement, and (4) any terms in Seller's written acceptance that are not inconsistent with this Agreement. Such terms in Seller's written acceptance are subject to review end acceptance by Buyer. Seller will notify Buyer of the acceptance or rejection of an

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        350 West Java Drive > Sunnyvale, CA 94089 > Phone 408-745-5400
         Corporate Fax 408-541-0258 > Human Resource Fax 408-541-0260 >
                       Sales & Marketing Fax 408-541-0263
order within five (5) business days of its receipt. This Agreement sets forth the terms and conditions applicable to all purchase orders issued during the term of this Agreement, irrespective of whether this Agreement is referenced by the purchase orders. The terms and conditions of this Agreement replace in their entirety any and all of the pre-printed purchase order terms and conditions appearing on Buyer's purchase order forms or Seller's written acceptances.

2.2     Precedence.

In the event of any conflict between the terms of this Agreement and the terms of any exhibit or purchase order, the order of precedence is as follows:

     (1) The terms of this Agreement;
     (2) The terms of any exhibits to this Agreement
     (3) The terms on the face of Buyer's purchase order.

2.3 Increases, Rescheduling and Cancellation.

(a) Buyer shall provide Seller with purchase orders covering a minimum of the first (3) weeks of the forecast. The delivery schedule for Products covered by blanket purchase orders is controlled via the forecast. Buyer shall provide Seller, on a weekly or bi-weekly basis, a written (6) to (12) month rolling forecast of products to be released. In any week which Buyer does not provide a forecast, the prior forecast issued by Buyer shall be considered for the purposes of this agreement as having been issued during the then current week. The forecast is stated in weekly increments for the first (12) weeks and monthly (or weekly) increments thereafter.

(b) Buyer may increase, reschedule, or cancel the quantity of any Products specified in a purchase order by delivering to Seller, by mail or facsimile, a written change order in accordance with the provisions of section 2.3(a)-(e) (hereinafter "Change Order"). No Change Order shall be effective until it is actually received and accepted by Seller's authorized representative. However, if Seller fails to acknowledge acceptance or provide a counter offer of the Change Order within (5) business days following its receipt, then such Change Order shall be presumed to be unconditionally accepted by Seller.

(c) The first (8) weeks of Buyer's Forecast for a Product shall become a binding commitment, provided Seller confirms its ability to meet such forecast. Buyer may increase or decrease quantities of forecasted product, with advance notification pursuant to the requirements of Section 2.3(b) and adjustments, as specified below:

     Weeks of Advance                  Ceiling for             Ceiling for
      Notification                  Percentage Increase    Percentage Decrease
      ------------                  -------------------    -------------------
0 (occurs during current week)         10%                         0%
       1-2 weeks                       25% (See note 1)            0%
       3-8 weeks                       25% (See note 1)           40%
       9-12 weeks                      50%                       100%
       13-16 weeks                     125%                      100%
       >16 weeks                       Unlimited                 100%

At Buyer's risk, Seller is authorized to:

1. Stock (1) week (average of first (8) weeks of rolling forecast) of Buffer FGI for all forecasted

2. Products. Buyer may request increases greater than 25% during weeks one through four under conditions where the authorized quantity of Buffer FGI covers said increases.

3. Carry a mutually agreeable (in writing) level of piece part inventory to enable Seller's response to allowable schedule increases. Seller must identify in a separate attachment (Exhibit F, Buffer Inventory) those parts which are required to meet the first 8 weeks of forecast flexibility.

Supplemental Note: Buyer is not responsible for any material beyond the forecasted, first (8) weeks unless

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Seller identifies in Exhibit G, Long Lead Materials (and obtains Buyer's written concurrence) the price and lead times of long lead parts necessary to meet the forecasted volume beyond the (8) week window. Buyer shall pay Seller 1% per month carrying charge for Buffer Inventory. There is no carrying charge for the authorized Buffer FGI.

(d) In the event of Buyer's cancellation of a forecasted Product for a reason other than Seller's breach of the terms of this agreement, all completed products, assemblies in process, components and any tooling, test and burn-in equipment owned by Buyer and furnished to Seller, shall be disposed of, at Buyer's expense in accordance with written instructions furnished by Buyer. Furthermore, in the event of such cancellation, Buyer shall:

1. Purchase all finished products and work-in-process materials. For any model (Part Number), the quantity of items shall not exceed the equivalent of the first (3) weeks of scheduled forecast plus the one week of authorized Buffer FGI.

2. Purchase any materials (including only the material mark up per Exhibit B) which were procured by Buyer in accordance with the forecast, which are not usable on other products manufactured by Seller and are not cancelable or returnable to the vendor. This liability is limited per the provisions of 2.3c.

3. Subject to the limitations of paragraph 2.3c, reimburse Seller for any reasonable cancellation and/or related costs from its vendors as a result of Buyer's cancellation. Seller must exercise "best in class" procurement practices in attempting to cancel orders and/or minimize Buyer's liability.


3.0 STATEMENT OF WORK

3.1 Manufacturing Standards

Products shall be manufactured and assembled in compliance with Seller's workmanship standards and Buyer's specifications, IPC-610B Class II and meet the Buyer's quality control practices and standards. If Buyer's specifications and Seller's workmanship standards conflict, Buyer's specifications shall take precedence. Buyer may request that Seller purchase specific material or parts for the manufacture or assembly of the Products, or change the manufacturing process. Adjustments, if any, to the price of the Products caused by the requirement to use a specific part, material, or manufacturing process must be agreed upon by Buyers in advance, in writing.

3.2 Specifications

Buyer shall provide Seller with all Specifications except where the specifications are standards issued by a national or international standards body. From time to time, Buyer and Seller may agree to add additional Products to this Agreement by attaching an Addendum to the Exhibits containing required specifications and price information, which is signed by both parties.

3.3 Configuration Control.

Seller shall not make or incorporate any change in the specifications for the Products which affects form, fit, function, regulatory approvals, interface, interchange-ability, reliability or maintainability without prior written approval of Buyer, which approval shall not be unreasonably withheld. All components used in production of Buyer's Products are listed on Buyer's Approved Vendors List (hereinafter "AVL"), with Buyer's part number and approved vendors for that component. It is the responsibility of Seller to obtain an up-to-date copy of the AVL. Seller must put systems in place within its quality system to ensure that all components purchased for use in production of Buyer's Products are in compliance with the AVL. Material purchased by Seller or any third party purchasing agent on behalf of Seller that is at variance with the Buyer's AVL is explicitly prohibited. Seller is accountable for any and all liabilities resulting from unauthorized deviations from Buyer's AVL or quality control requirements.



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


4.0 CHANGES

4.1 Seller Changes.

(a) Seller shall not incorporate any engineering change to the Products without Buyer's prior written consent. Seller shall notify Buyer of any engineering change proposed by Seller to the Products, and shall supply a written description of the expected effect of the engineering change on the Products, including the possible effect on price, performance, reliability and serviceability as part of the proposed engineering change and any anticipated costs for obsolete materials. Buyer, at its discretion, may elect to incorporate or not to incorporate any Seller-proposed engineering change to the Product design and shall notify Seller of its decision within 30 (thirty) days of receipt of Seller's proposal. If any Seller-proposed engineering change is accepted by Buyer and is incorporated into the Product design resulting in reduced Product price, Seller and Buyer will share in the resulting cost savings, based on the following schedule (days are represented as calendar days following Buyer's approval):

            0   - 60 days       100% to Seller
           61   - l20days       50% to Seller: 50% to Buyer
          121   - 180 days      25% to Seller: 75% to Buyer
        after   180 nays        100% to Buyer

(b) If a Seller-proposed engineering change is accepted by Buyer, the parties agree to amend the unit price and pending purchase order accordingly, and the new product price shall apply to all Products delivered hereunder which include the Seller-proposed engineering change.

(c) Seller agrees that any and all Seller-proposed engineering changes shall belong to and be the property of the Buyer. Once the proposed engineering change is accepted by Buyer, Buyer assumes all liabilities for the change (including obsolete materials previously identified by Seller) as if it had been proposed and adopted by the Buyer.

4.2 Buyer Changes.

(a) Buyer may make engineering changes to the Products from time to time during the term of this Agreement by written notification to Seller describing the details of the engineering change. Drawings, designs, and/or specifications required for the change shall also be supplied by Buyer. Buyer shall assume all liability for obsolete materials and products as if such changes resulted from the Buyer's cancellation of its forecast pursuant to Section 2.3(c). Once the parties have agreed upon any resulting unit price change as determined in
Section 4.2(b), Seller shall incorporate the proposed engineering change into the Products on a schedule to be agreed to by the parties. Seller shall not proceed to implement any proposed engineering change without Buyer's written authorization.

(b) Within fifteen (15) days of Buyer's notification of a proposed engineering change, Seller shall provide Buyer with a written quotation which includes any proposed increase or decrease in the unit price of the Products and a costed summary of obsolete material. The parties shall make a good faith effort to agree upon any change which may apply to the unit price of the Product within thirty (30) days from the date of Buyer's notification of the proposed engineering change, and this Agreement shall be amended accordingly.


5.0 AUTOMATIC TEST EQUIPMENT, TOOLING AND TEST FIXTURES

5.1 Tooling and Test Fixtures

Upon written authorization by Buyer, Seller shall order and purchase for Buyer, at Buyer's expense, all of the process tooling, assembly tools and test fixtures necessary or appropriate to manufacture the Products, except for tools consigned by Buyer and listed on Exhibit D. Seller shall submit any request for authorization to

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

purchase tooling and test fixtures to Buyer, in writing. At Buyer's option, it shall provide Seller with the process tooling, assembly tools and test fixtures from Buyer's existing supplies of those items. Buyer shall grant or deny the request in writing within fifteen (15) days after the date of the request. If Buyer does not respond to Seller within the prescribed period or delivers a timely denial of any request, then any purchase orders for the periods affected shall be appropriately adjusted by the parties. Seller's receipt and use of Buyer-approved tooling and test fixtures shall be deemed as Buyer's acceptance of the process tooling, assembly tools and test fixtures. Upon termination of this Agreement or upon Buyer's written request, Seller shall ship to Buyer F.O.B., Seller's Manufacturing Plant, and at the expense of Buyer, all of the design drawings, "as-built" drawings, process tooling and test fixtures paid for by the Buyer or consigned to Seller. Notwithstanding the foregoing, process tooling, assembly tools, test fixtures, and all intellectual property rights with respect to such tooling and test fixtures which are developed solely at the expense of Seller in connection with performance of this Agreement shall be the property of the Seller.

5.2 Automatic Test Equipment

Beginning in Q4 of 1998, Seller will consider Buyer's request that Seller purchase automatic test equipment (ATE) required to manufacture products for Buyer. Seller will make a proposal to Buyer as to how the cost of said ATE equipment would be recovered by Seller.

5.3 Protection of Equipment

Regardless of whether equipment is owned by Buyer or Seller, all equipment which is in the physical custody of Seller shall be adequately protected against loss or damage. Seller is responsible to maintain insurance for said equipment and all repair, maintenance, and calibration expenses.


6.0 PURCHASE PRICE AND PAYMENT TERMS

6.1 Purchase Price.

The prices for the Products are listed on the attached Exhibit B. If, during the term of this Agreement, changed prices are put into effect by mutual written agreement of the parties; such prices shall apply only to all purchase orders issued by Buyer after the effective date of the changed prices.

6.2 Payment Terms.

The purchase price for the Products, and all other related charges contemplated by this Agreement shall be due and payable thirty (30) days after the later of
(i) the date of Seller's invoice or (ii) the date of shipment of the Products and shall not be subject to any set-off claims of Buyer.

6.3 Sales and Use Tax.

Buyer shall pay all applicable sales or use taxes, or provide Seller with a resale tax certificate to support any exemption. If the Products are to be exported after delivery to Buyer, Buyer shall arrange for payment by its customer(s) or end-user(s) of all applicable import duties at the destination country.


7.0 PACKAGING, SHIPPING AND DELIVERY


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


7.1 Packaging.

All Products  shall be packaged for shipment so as to protect the Products  from
loss  or  damage,  in  conformance  with  good  commercial   practice,   Buyer's
specifications, government regulations and other applicable standards.

7.2 Shipping.

All shipments shall be made F.O.B. Seller's Manufacturing Plant, Title to Products and risk of loss, damage or destruction shall pass from Seller to Buyer upon Seller's delivery of the Products to the common carrier specified by the Buyer, or, if no instructions are given, Seller shall select the least expensive carrier. Any such loss, injury or destruction shall not release Buyer from any obligation under this Agreement.

7.3 Delivery.

(a) All orders shall be shipped complete. Seller shall immediately give Buyer oral and written advice of any prospective failure to ship the specified quantity of Products in time to meet the scheduled delivery date. Should only a portion of the Products be available for shipment by the delivery date, Seller shall consult with Buyer to obtain authorization to make a partial shipment and to obtain delivery instructions. Where Buyer allows Seller to make partial shipments, the shipments shall be applied against completion of the oldest open order first.

(b) If Seller ships any Product by a method other than as specified in the corresponding purchase order, Seller shall pay any resulting increase in the cost of freight incurred over the cost of freight which would have been incurred had Seller complied with Buyer's shipping instructions.

(c) If, due to Seller's failure to make a timely shipment, the specified method of transportation would not permit Seller to meet the scheduled delivery date, the Products affected shall be shipped by air transportation or other expedient means acceptable to Buyer. Seller shall pay for any resulting increase in the freight cost over that which Buyer would have been required to pay if the specified method of transportation was used.

(d) If Seller ships more Products than ordered in the purchase order, the amount of over-shipment may, at Buyer's option, either be kept by Buyer for credit against future shipments or returned to Seller at Seller's risk and expense, shipped FOB Origin. If Buyer elects to keep the over shipment, payment for such overshipment shall be due 30 (thirty) days from the later of (i) the date of invoice, (ii) the date of shipment and (iii) the date of the Buyer's acceptance of the overshipment.

(e) Seller shall obtain Buyer's approval before making any delivery more than five (5) working days prior to the scheduled delivery date. If Seller ships more than three working days in advance of the scheduled delivery date without Buyer's approval, Buyer may return the Products to Seller at Seller's risk and expense and Seller shall re-ship the Products when due at Seller's risk and expense. If the Buyer elects to keep the advance shipment, the payment for such advanced shipment shall be due 30 (thirty) days from the later of (i) the date of invoicing, (ii) the date of shipment or (iii) the date of acceptance by Buyer of the advance shipment.


8.0 INSPECTION AND ACCEPTANCE

8.1 Inspection.

All items shall be subject to inspection by Buyer at its expense  within fifteen
(15) working days after Buyer receives a shipment of the Products from Seller. Failure to inspect the Products within such time frame shall constitute a waiver of Buyer's right to inspect prior to payment and shall also constitute a waiver of any defect or quantity shortages that reasonable inspection prior to payment would have revealed. None of these provisions shall be interpreted as limiting Buyer's right to seek redress against Seller for products that prove

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


to be defective in subsequent use by Buyer or Buyer's eventual customers due to causes reasonably under Seller's control.

8.2 Acceptance.

Acceptance of the Products shall be based upon compliance of the Products with Buyer's specifications. The Products shall be deemed irrevocably accepted unless Buyer gives Seller written notice of the failure within thirty) (30) working days of receiving the Products from Seller unless such deviation of the Product from the Buyer's specifications would not be reasonably determinable from Buyer's inspection.

8.3 Rejection.

Buyer shall give Seller written notice of any rejection based upon the condition, quality, quantity or grade of the Products. Failure to give such written notice within thirty (30) working days of receipt shall constitute irrevocable acceptance of the Products. If Buyer provides the written notice specified in Section 8.2 and rejects Products within the thirty (30) working-day acceptance period. Seller, at its sole option, shall either repair or replace any Products which fail to meet the contractually imposed Product specifications. Seller agrees to pay all shipping costs related to the return of such Products to Seller and the shipping costs related to redelivering the replacement Products to Buyer and/or Buyer's customers. The mode of shipment shall be via a standard commercial carrier.


9.0 WARRANTIES, REMEDIES AND LIMITATION OF LIABILITY

9.1 Warranty.

Seller warrants that each Product shall be free from defects in workmanship and materials and shall have been produced in accordance with the manufacturing processes specified by Buyer and shall conform to the Product specifications for twelve (12) months from the date of delivery to the Buyer. During such warranty period, Seller shall, at its sole discretion and at its expense, repair or replace the defective Products.

9.2 Limitation of Warranty.

EXCEPT AS EXPRESSLY STATED IN SECTION 8.1 AND 9.1, SELLER HEREBY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. SELLER SHALL NOT BE RESPONSIBLE FOR ANY DEFECT CAUSED BY PRODUCT MISUSE.

9.3 Limitation of Liability.

(a) Seller's entire obligation under this warranty is exclusive to Buyer, and shall be limited to repair or replacement of any parts or Product, of which the Buyer gives the Seller written notice as defective within the warranty period. Buyer shall be entitled to a remedy hereunder only if it notifies Seller, in writing, of the alleged breach of warranty within a reasonable period, not to exceed thirty (30 working) days, after Buyer discovered or has been informed in writing of a defect in workmanship or materials.

(b) UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER, OR TO ANY OTHER PERSON, FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES BASED UPON BREACH OF WARRANTY, BREACH OF CONTRACT, TORT, STATUTORY CLAIM, OR ANY OTHER LEGAL THEORY PERTAINING TO ITS PERFORMANCE UNDER THIS AGREEMENT.


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


10.0 INDEMNIFICATION

10.1 Seller Indemnification.

Seller represents and warrants that the manufacturing processes employed in the manufacture of the Products do not infringe on any patent, trademark, trade secret, copyright or other proprietary right and that Seller is unaware of any claim of infringement, either threatened or pending. Seller agrees to indemnify, defend and hold Buyer harmless from and against any claim for such infringement. In the event that any such process is found to so infringe, Seller shall, at its option and sole expense, either make such process non-infringing and replace the infringing Products at its sole expense, or shall procure the rights to continue to use such infringing process. The foregoing remedies are the sole and exclusive remedies of the Buyer in the event of an infringement. Buyer shall not be entitled to recover from Seller any lost profits or any other consequential damages suffered as a result of such infringement or alleged infringement. It is agreed that Seller shall undertake the defense of any such claim through counsel of its own choice and at its expense. However, the provisions of this section shall not apply with respect to any claim of patent, trademark, or copyright infringement made solely with respect to the incorporation of specific components into the Products at the express direction of Buyer, including such incorporations made in express compliance with Product specifications.

10.2 Buyer Indemnification.

(a) Buyer represents and warrants that it owns, or has the legal right to use, the designs and specifications needed to manufacture the Products, that the designs and specifications do not infringe on any patent, trademark, trade secret, copyright or other proprietary right, and that Buyer is unaware of any claim of infringement, either threatened or pending. Notwithstanding the language in Section 10.1 above, Buyer shall defend, indemnify and hold Seller harmless against any claims or liabilities for, or by reason of, any alleged infringement of any patent, trademark, trade secret, copyright or other proprietary right caused by Seller's use and reliance upon the Product specification in manufacturing the Product, or arising out of the Products being incorporated by Buyer into another Product or system which infringes upon any patent, trademark, trade secret, copyright or other proprietary right.

(b) Buyer agrees that it will indemnify and hold Seller harmless against and from any and all claims, damages and liability suffered by Seller resulting from personal injury and/or property damage to third parties, including without limitation to Seller's employees, due to defects in the design of the Product or the Product specifications or in any specific component incorporated into the Product at the express direction of the Buyer (including any such incorporation made in express compliance with specific Product specifications).


11.0    TERMINATION

11. 1 Termination by Seller.

Seller shall have the right to cancel this Agreement and/or any active purchase orders:

1. Upon Buyer's failure to pay outstanding invoices within 90 days of becoming due according to theterms of this Agreement; or

2. Upon thirty (30) days advance written notice to Buyer regarding Buyer's material nonperformance or repudiation of any other substantive obligations of this Agreement (other than failure to pay any invoice) and Buyer's failure to cure such nonperformance or repudiation within thirty (30) days after the written notice is received, or such additional cure period as the Seller may authorize in writing; or

3. Upon written notice from the Seller in the event the Buyer has elected to close or dissolve its operation

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


     or is wound up and dissolved, becomes insolvent, or repeatedly fails to pay its debts as they become due, makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy or for reorganization or is adjudicated as bankrupt or insolvent, or has a liquidator or trustee appointed over its affairs and such appointment shall not have been terminated and discharged within thirty (30) days thereof.


11.2    Termination by Buyer.

Buyer shall have the right to cancel this Agreement and/or any active purchase orders:

     1. For the convenience of Buyer if such cancellation is done in compliance with Section 2.3 of this Agreement; or

     2. Upon thirty (30) days advance written notice to Seller regarding Seller's material nonperformance or repudiation of any substantive obligations of this Agreement and Seller's failure to cure such nonperformance or repudiation within thirty (30) days after the written notice is received or such additional cure period as the Buyer may authorize in writing; or

     4. Upon written notice from the Buyer in the event the Seller has elected to close or dissolve its operation or is wound up and dissolved, becomes insolvent, or repeatedly fails to pay its debts as they become due, makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy or for reorganization, or is adjudicated as bankrupt or insolvent, or has a liquidator or trustee appointed over its affairs and such appointment shall not have been terminated and discharged within thirty (30) days thereof; or

     5. Upon ninety (90) days prior written notice to the Seller for any or no reason whatsoever

11.3 Termination by Both Parties.

This Agreement may be terminated at any time upon the mutual written agreement of both parties hereto.

11.4 Other.

Notwithstanding any provisions to the contrary, Sections 2.3(d), 6.0, 9.0, 10.0 and 12.12 shall survive the termination of this Agreement. In the event of termination or expiration of this Agreement, except for a termination as described in Sections 11.1 and 11.2, the provisions of this Agreement will continue to apply to purchase orders accepted by Seller prior to the effective date of such termination or expiration within ninety (90) days of the termination effective date unless Buyer notifies Seller of its intent to change such purchase order in connection with its notice of termination and pursuant to the provisions set forth in Section 2.3.


12.0 MISCELLANEOUS

12.1 Entire Agreement.

This Agreement and its attachments  constitute the entire agreement  between the
parties  regarding  the  contemplated   transactions  and  supersede  all  prior
agreements and understandings between the parties relating thereto.

12.2    Descriptive Headings.

The descriptive headings and sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

12.3 Interpretation.

Should any provision of this Agreement require judicial interpretation, it is agreed that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agent prepared the same, it being agreed that all parties, directly or through their agents, have participated in the preparation or negotiation hereof.

12.4 Severability.

In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, except in those instances where removal or elimination of such invalid, illegal, or unenforceable provision or provisions would result in a failure of consideration under this Agreement, such invalidity, illegality, or non-enforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

12.5 Amendments.

No modification, termination, extension, or renewal of any provision of this Agreement shall be binding upon either party unless made in writing and signed by an authorized representative of each of the parties.

12.6 Waiver.

No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, nor shall it constitute a course of dealing and no waiver shall be effective unless made in writing.

12.7 Notice.

All notices which either party hereto is required to or may desire to give to the other party shall be in writing and shall be given by sending such notice to the party signing this Agreement at the address set forth on the signature page of this Agreement, or such replacement address as such party may supply in accordance with this notification provision, by either: (i) personal delivery,
(ii) recognized overnight delivery service, or (iii) depositing such notice in the United States Mail, properly addressed and postage prepaid for delivery.

12.8    Force Majeure.

(a) Performance of this Agreement shall be pursued with due diligence. However, neither party shall be liable to the other for nonperformance or delay in performance due to causes not reasonably within its control, including, but not limited to, acts of civil or military authority, acts of God, war, riot or insurrection, blockades, embargoes, sabotage, epidemics, fires, or floods.

(b) In the event of any force majeure occurrence, the disabled party shall use its best efforts to meet its obligations as set forth in this Agreement. The disabled party shall promptly, and in writing, advise the other party if it is unable to perform due to a force majeure event, the expected duration of such inability to perform and of any developments that appear likely to affect the ability of that party to perform any of its obligations hereunder, in whole or in part. Upon receipt of such notice, all obligations under this Agreement shall be immediately suspended. If the period of nonperformance exceeds sixty (60) days from the receipt of the notice of the force majeure occurrence, the party whose ability to perform has not been so affected may terminate this Agreement by giving written notice to the disabled party.

12.9    Third Party Beneficiary.

This Agreement is intended for the benefit of the parties and their permitted assigns, and no other persons shall be entitled to rely upon this Agreement or be entitled to any benefits under this Agreement.

12.10   Assignment.

Neither Buyer or Seller shall have the right to assign any of its rights under this Agreement without the prior written consent of the other party hereto, and no purported assignment shall be binding upon the non-consenting party. Notwithstanding the above, Buyer may assign its rights under this Agreement to any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Buyer or a successor in interest to the Buyer in the event of a merger or change in control of the Buyer.

12.11   Independent Contractor.

Neither party shall, for any purpose, be deemed to be in a joint venture with, or an agent of, the other party and the relationship between the parties shall only be that of independent contractors.

12.12   Confidential Information.

Neither party shall use, or disclose to any third party, any confidential information of the other party which has been disclosed to it in connection with this Agreement including, without limitation, designs, plans, methods, processes or specifications, provided, however, that Seller has the right to furnish confidential information of Buyer to third parties if it is needed by such parties in order to make parts for the Products, and provided further that the third parties first agree in writing to hold such information in confidence and use it only for the purpose of making such parts. Seller shall require all of its employees, consultants and contractors to execute an invention assignment and non-disclosure agreement in a form provided by or approved by the Buyer.

12.13   Advertising.

No advertising by Seller or Buyer shall display or contain any trademarks or references to the other party or its customers without the prior written approval of all parties referenced therein.

12.14   Compliance with the Laws.

Each of the parties shall comply with all federal, state, local and foreign laws, rules and regulations applicable to its obligations under this Agreement or to the Products supplied hereunder.

12.15   Applicable Laws.

This Agreement shall be construed in accordance with the laws of the State of California, in the United States of America.

12.16 Jurisdiction and Venue.

The parties hereby agree that (a) venue for any legal action authorized hereunder shall be in Santa Clara County, California, and (b) jurisdiction shall be vested exclusively in the Circuit Court of the Judicial Circuit in and for Santa Clara County, California, or if appropriate, in the United States District Court for the Northern District of California.

12.17 Attorney's Fees.

In the event that either party shall retain counsel to enforce any of the terms hereof, the losing party shall pay the prevailing party all costs of enforcement, including attorney's fees, court costs and expert witness fees, whether or not suit is filed and whether incurred at trial, on appeal, in bankruptcy or otherwise.

12.18 Full Payment Checks.

Seller may accept and deposit any checks marked "Payment in Full" or words to the like effect without waiving its right to the payment in full under this Agreement, UNLESS BUYER SHALL GIVE WRITTEN NOTICE TO SELLER IN COMPLIANCE WITH
SECTION 12.7 SPECIFYING THE AMOUNT IN DISPUTE AND THE BASIS THEREFORE, AND STATING THAT THE CHECK IS BEING TENDERED AS FULL PAYMENT.

12.19 Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.


IN WITNESS WHEREOF, the duly authorized representative of Buyer and Seller have executed this Agreement on the dates shown below:

SELLER:                                         BUYER:
GSS/ARRAY Technology                            SPECTRIAN
94 Moo 1, High-Tech Industrial Estate,          350 West Java Drive
Banland, Bang pa-in, Ayudhaya, 13160            Sunnyvale, CA 94089
Thailand                                        Phone: (408) 745-5410
Phone:  011-66-35 350890


By:  /s/ James A Menues                         By: /s/ Stephen B. Greenslan
   ----------------------------------------        ----------------------------
   (Signature of authorized representative)


NAME:    James A. Menues                        NAME:  Stephen B. Greenslan
     --------------------------------------          --------------------------
              (type or print)


TITLE:  COO--Asia/Envelope                      TITLE:  Exec. VP and COO
      -------------------------------------           -------------------------

DATE:    20 July 98                             DATE:    July 31, 1998
      -------------------------------------           -------------------------

12